EXHIBIT NO. 99.3

             ANNUAL INDEPENDENT PUBLIC ACCOUNTANT'S SERVICING REPORT

                           [ERNST & YOUNG LETTERHEAD]

                        Report of Independent Accountants
                       on Applying Agreed-Upon Procedures


March 12, 2003

Board of Directors
Premier Auto Finance, Inc.
200 East Randolph Street, 4th Floor
Chicago, Illinois 60601

The Bank of New York
Attention: Mr. Erwin Soriano, ABS Unit
101 Barclay Street, 8-W
New York, New York 10286

JP Morgan Chase Bank
Attention: Mr. John Cho
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have performed the procedures enumerated below, which were agreed to by Premier Auto Finance, Inc. ("PAFI"), the Servicer of Dealer Auto Receivables Owner Trust 2000-1 ("the Trust"), The Bank of New York, the Indenture Trustee of the Trust, and Chase Manhattan Bank USA, National Association ("Chase"), the Owner Trustee of the Trust, solely to assist The Bank of New York and Chase in determining whether PAFI has complied with certain servicing and reporting requirements of the Sale and Servicing Agreement dated August 24, 2000 ("the Agreement"), pertaining to the Trust. This agreed-upon procedures engagement was performed in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of PAFI, The Bank of New York, and Chase. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

o For the randomly selected month of December 2002, we obtained from PAFI's financial management a copy of the Monthly Report dated January 15, 2003 that is attached as Exhibit A (Monthly Report). We also obtained from PAFI's financial management a copy of the November 2002 Monthly Report dated December 16, 2002 (Prior Monthly Report) and the October 2002 Monthly Report dated November 15, 2002 (Second Prior Monthly Report).
o We performed the following procedures to the Monthly Report, which were applied as indicated with respect to the symbols explained below:

          A1 Compared the amount/rate to the Prior Monthly Report and found such amount/rate to be in agreement.


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          A2   Compared the amount/rate to the Second Prior Monthly Report and found such amount/rate to be in agreement.

          B Compared the amount to schedules prepared by PAFI personnel derived from PAFI's Data Warehouse and found such amount to be in agreement.

          C Compared the amount to a report generated from PAFI's Data Warehouse and found such amount to be in agreement.

          D Compared the amount to an e-mailed confirmation from The Bank of New York provided by PAFI's management and found such amount to be in agreement.

          E Compared the amount to a schedule prepared by PAFI personnel and found such amount to be in agreement.

          F Proved the arithmetic accuracy of the addition of the amount referenced, without exception.

          G Compared the amount to PAFI bank statement and found such amount to be in agreement.

          R(a) Recomputed and agreed amount/rate based on applicable amounts and rates shown in the Monthly Report.

          R(b) Recomputed and agreed amount based on applicable amounts and rates shown in schedules prepared by PAFI personnel and the Agreement, respectively.

          R(c) Recomputed and agreed amount based on applicable amounts shown in the schedules prepared by PAFI personnel.

          R(d) Recomputed and agreed amount/rate based on applicable amounts and rates shown in the Monthly Report and Agreement.

          SSA Compared the rate to the Agreement, and found such rate to be in agreement.

          X Compared amount to a schedule provided by PAFI's management and noted amount did not agree. Difference did not have an impact on the monthly certificate funding. See Exhibit B for exceptions.

          Z Obtained representations from PAFI's management that no supporting schedules had been prepared for this item. Accordingly, we did not test these items.

Additionally, we selected 15 loan files from a PAFI provided list of all outstanding contracts at December 31, 2002 and performed the following:

     o Examined each loan file for approved application, signed sales contract, possession of title, and proof of promise to obtain insurance without exception.
     o Agreed the following loan information to the Shaw system without exception:
          o    Customer name
          o    Customer number
          o    Original principal balance
          o    Original principal payment
          o    Annual percentage rate
          o    VIN number

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          o    Vouched one loan payment to subsequent month's bank statement without exception.

We were not engaged to and did not conduct an examination, the objective of which would be an expression of an opinion of PAFI's compliance with the servicing and reporting requirements of the Agreement. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This letter is intended for the information and use of PAFI, The Bank of New York, and Chase, and is not intended to be and should not be used by anyone other than these specified parties.


                                                         /s/ Ernst & Young LLP